Exhibit 23.4

CONSENT OF RAYMOND JAMES & ASSOCIATES, INC.

The Board of Directors
Childtime Learning Centers, Inc.
38345 West Ten Mile Road, Suite 100
Farmington Hills, Michigan 48335

     We hereby consent to the use of the opinion letter of Raymond James & Associates, Inc. dated January 17, 2003 to the Board of Directors of Childtime Learning Centers, Inc. (the “Company”) included as Appendix A to the prospectus which forms a part of the Registration Statement on Form S-l of the Company relating to the fairness, from a financial point of view, of the terms of the rights offering described therein and to the references to such opinion in such prospectus under the captions “The Rights Offering — No Board Recommendation” and “Determination of the Subscription Price.” In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we hereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

RAYMOND JAMES & ASSOCIATES, INC

BY:	/s/ M. Paul Jones

M. Paul Jones
Vice President, Investment Banking

February 21, 2003